Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports First Quarter Fiscal Year 2016 Results

Revenue Growth and Operating Expense Efficiencies Continue Year-over-Year

Expansion of Margins and Returns

Phoenix, October 29, 2015 - Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2016 ended October 3, 2015.

Q1 Fiscal 2016 Results

	FIRST QUARTERS ENDED
	October 3, 2015	September 27, 2014	Change
	$ in millions, except per share data
Sales (1)	$6,969.7	$6,839.6	1.9%
Constant Currency (2)			8.4%

GAAP Operating Income	207.0	193.2	7.1%
Adjusted Operating Income (3)	240.4	223.7	7.5%

GAAP Net Income	130.3	127.9	1.8%
Adjusted Net Income (3)	152.9	144.2	6.1%

GAAP Diluted EPS	$0.96	$0.91	5.5%
Adjusted Diluted EPS (3)	$1.12	$1.02	9.8%

(1)

Excluding the estimated sales for the extra week in the first quarter of fiscal 2016 of approximately $525 million, year-over-year organic sales in constant currency would have increased 0.7% and organic sales would have declined 5.8%.

(2)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(3)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended October 3, 2015 increased 1.9% year over year and 8.4% in constant currency to $6.97 billion (Q1 FY16 includes an extra week of sales)
•	Adjusted operating income of $240.4 million increased 7.5% year over year and adjusted operating income margin of 3.5% increased 18 basis points year over year
•	Adjusted net income of $152.9 million increased 6.1% and adjusted diluted earnings per share of $1.12 increased 9.8% year over year
•	Adjusted diluted earnings per share was negatively impacted by approximately $0.09, or 8.0%, from the impact of changes in foreign currency exchange rates from the year ago quarter
•	The Company repurchased approximately 3.5 million shares during the quarter representing an aggregate investment of $145.1 million

Rick Hamada, Chief Executive Officer, commented, “Our team delivered a strong Q1 performance starting with revenues at the high end of our expectations for both operating groups led by growth in our EMEA region.  In constant currency, both EM and TS EMEA increased revenue over 15% year over year and delivered strong leverage as over 80% of the incremental gross profit dollars dropped through to operating income. With this growth and our continued discipline in expense management, both operating groups expanded operating income margin year over year and adjusted diluted earnings per share increased 10% to $1.12.  With working capital velocity consistent with the year ago quarter, return on working capital increased 100 basis points to 21% and our trailing twelve months cash flow from operations was over $590 million.  While we continue to navigate a global marketplace with mixed economic signals and a stronger dollar, we will continue to focus on expanding margins and returns while maintaining our disciplined approach to capital allocation."

Avnet Electronics Marketing Results

		Year-over-Year
	Q1 FY16	Growth Rates
	Sales	Reported Sales (2)
	(in millions)
EM Total	$4,471.4	2.2%
Constant Currency (1)		8.7%
Americas	$1,265.2	4.2%
EMEA	$1,326.4	1.8%
Constant Currency (1)		20.8%
Asia	$1,879.8	1.2%

	Q1 FY16	Q1 FY15	Change
Operating Income	$213.0	$202.7	5.1%
Operating Income Margin	4.8%	4.6%	13	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)

Excluding the estimated sales for the extra week in the first quarter of fiscal 2016 of approximately $300 million,  year-over-year organic sales in constant currency would have increased 1.8% and organic sales would have declined 4.6%.

•	Sales increased 8.7% in constant currency and reported sales increased 2.2% year over year to $4.47 billion
•	Operating income increased 5.1% year over year to $213 million and operating income margin increased 13 basis points primarily due to an improvement in the EMEA region
•

Working capital (defined as receivables plus inventories less accounts payables) increased 5.2% sequentially in constant currency primarily due to an increase in inventory in the Asia region to support expected growth in high volume supply chain engagements in the December quarter

Mr. Hamada added, “In our September quarter, EM grew revenue 8.7% year over year in constant currency as double digit growth at EM EMEA offset slower growth in our Asia region related to select high volume supply chain engagements. As in recent quarters, this strong growth in EMEA was reduced to 2.2% year-over-year growth at the EM global level due to the stronger dollar versus the year ago quarter.  Our results in EMEA coupled with our disciplined expense management combined to grow operating income more than twice as fast as revenue and operating income margin increased

13 basis points from the year ago quarter.  EM’s inventory increased sequentially to support expected growth in high volume supply chain engagements in our Asia region. Return on working capital is consistent with the year ago quarter and economic profit increased 7.3% year over year. We did see bookings moderate late in the quarter as our book to bill ratio finished at 0.95 to 1.0, although through the first three weeks of fiscal Q2, our book to bill ratio has improved to parity. Excluding the estimated impact of the extra week from our fiscal Q1,  our guidance is within our normal seasonal range driven by strong growth in high volume supply chain engagements in EM Asia and we remain committed to driving continued improvement in our financial performance.”

Avnet Technology Solutions Results

		Year-over-Year
	Q1 FY16	Growth Rates
	Sales	Reported Sales (2)
	(in millions)
TS Total	$2,498.3	1.3%
Constant Currency (1)		7.8%
Americas	$1,508.7	5.3%
EMEA	$688.8	2.4%
Constant Currency (1)		16.1%
Asia	$300.8	(16.3)%

	Q1 FY16	Q1 FY15	Change
Operating Income	$74.5	$62.4	19.5%
Operating Income Margin	3.0%	2.5%	45	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)

Excluding the estimated sales for the extra week in the first quarter of fiscal 2016 of approximately $225 million,  year-over-year organic sales in constant currency would have declined 1.4% and organic sales would have declined 7.8%.

•	Sales increased 7.8% in constant currency and reported sales increased 1.3% year over year to $2.50 billion
•	Operating income increased 19.5% to $74.5 million and operating income margin increased 45 basis points year over year to 3.0%
•	ROWC increased 539 basis points year over year primarily due to higher operating income in the EMEA region
•	At a product level, year-over-year growth in networking and security, software, and services was offset by a decline in computing components

Mr. Hamada further added, "TS continued to deliver improved financial performance as operating income margin expanded year over year for a fourth consecutive quarter and return on working capital increased 539 basis points from the year ago quarter.  Key elements of this performance included revenue growth in our core datacenter solutions business combined with ongoing expense efficiencies. In our September quarter, TS revenue grew 1.3% year over year, or 7.8% in constant currency, as double digit growth at TS EMEA was offset by a significant decline in our computing components business. TS operating income grew 19.5% year over year led by our EMEA region where operating income more than doubled from the year ago quarter.  TS Americas grew operating income double digits year over year while our Asia region declined due to the decline in our computing components business and the strengthening of the U.S. Dollar against local currencies.  We believe that our computing components revenue is stabilizing and operating income margin is consistent with the year ago quarter as a result of our deliberate focus on higher gross profit margin engagements.  Going forward, we will continue to focus on higher growth segments as we leverage our investments in solution sales and help our channel partners transition their customers to 3rd platform technologies.”

Cash Flow/Dividend

•	Cash used by operations was $33.7 million in the September quarter and for the trailing twelve months cash generated from operations was $590.8 million
•	Cash and cash equivalents at the end of the quarter was $824.7 million; net debt (total debt less cash and cash equivalents) was $1.29 billion
•	During the past twelve months, the Company repurchased 7.1 million shares, or 5.1% of outstanding shares, representing an aggregate investment of $290.7 million, or $40.94 per share
•

The Board of Directors expanded the current share repurchase authorization program by $250 million during the quarter to an aggregate total of $1.25 billion. Entering the second fiscal quarter, the Company had $407.4 million remaining under the current repurchase authorization

•	The Company paid a dividend of $0.17 per share or $22.6 million during the quarter

Kevin Moriarty, Chief Financial Officer, stated, “Our team continues to do a good job of managing working capital as working capital velocity remained consistent with the year ago quarter even as we continue to invest to support growth.  With increased operating income and a slow growth environment, our trailing twelve months cash flow from operations grew to over $590 million this quarter.  Consistent with our capital allocation priorities, which includes elements of returning cash to shareholders, we increased our dividend for the second consecutive year and our Board authorized an additional $250 million for our disciplined share repurchase program. During the quarter, we invested another $145 million in our share repurchase program and have $407 million remaining in our current authorization. Our ongoing focus on operating efficiencies including our Avnet Advantage program, contributed to additional leverage this quarter as our adjusted operating expense to gross profit ratio declined 225 basis points from the year ago quarter to 69.6%. With improving profitability and strong cash generation, we are well positioned to invest in our growth strategies while maintaining our discipline in how and when we return capital to shareholders.”

Outlook for Second Quarter of Fiscal 2016 Ending on January 2, 2016

•	EM sales are expected to be in the range of $4.10 billion to $4.40 billion and TS sales are expected to be in the range of $2.80 billion to $3.10 billion
•

Avnet sales are expected to be in the range of $6.90 billion to  $7.50 billion. Excluding the estimated impact of the extra week of sales from Q1 of fiscal 2016, the midpoint of guidance would be within the seasonal range at EM and at the high end of the seasonal range at TS

•	Adjusted diluted earnings per share is expected to be in the range of $1.20 to $1.30 per share
•	The guidance assumes 135 million average diluted shares outstanding and a tax rate of 27% to 31%

The above guidance excludes the amortization of intangibles and any potential restructuring, integration and other expenses. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate is $1.12 to €1.00. This compares with an average exchange rate of $1.25 to €1.00 in the second quarter of fiscal 2015.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” "feel," “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted operating expenses, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the impact of changes in foreign currency exchange rates” or “constant currency.” Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends. In order to determine the translation impact of changes in foreign currency exchange rates for sales, income or expense items, the Company adjusts the exchange rates used in current periods to be consistent with the exchange rates in effect during prior periods.

Management believes that operating income and operating expenses adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, are useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income and operating expenses without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Additional non-GAAP metrics management uses are adjusted operating income margin, which is defined as adjusted operating income (as defined above) divided by sales and adjusted operating expense to gross profit ratio, which is defined as adjusted operating expenses (as defined above) divided by gross profit.

Management also believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting other expense and (iii) certain items impacting income tax expense is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net profitability for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Fiscal 2016

Fiscal Year 2016
Quarter Ended
October 3,
2015
$ in thousands, except
per share amounts
GAAP selling, general and administrative expenses	$558,556
Amortization of intangible assets and other	7,491
Adjusted operating expenses	$551,065

GAAP operating income	$206,962
Restructuring, integration and other expenses	25,958
Amortization of intangible assets and other	7,491
Total adjustments	33,449
Adjusted operating income	240,411

GAAP net income	$130,254
Restructuring, integration and other expenses (net of tax)	17,125
Amortization of intangible assets and other (net of tax)	5,184
Income tax adjustments	379
Total adjustments to net income (net of tax)	22,688
Adjusted net income	$152,942

GAAP diluted EPS	$0.96
Restructuring, integration and other expenses (net of tax)	0.12
Amortization of intangible assets and other (net of tax)	0.04
Income tax adjustments	-
Total adjustments to diluted EPS (net of tax)	0.16
Adjusted EPS	$1.12

Fiscal 2015

		Fiscal 2015
		Quarters Ended
		June 27,	March 28,	December 27,	September 27,
	Fiscal 2015*	2015	2015	2014	2014
	$ in thousands, except per share amounts
GAAP selling, general and administrative expenses	$2,274,642	$561,585	$555,148	$573,962	$583,946
Amortization of intangible assets and other	54,049	19,603	11,187	11,052	12,208
Adjusted operating expenses	$2,220,593	$541,982	$543,961	$562,910	$571,738

GAAP operating income	$827,673	$180,477	$203,712	$250,287	$193,197
Restructuring, integration and other expenses	90,805	43,734	15,494	13,257	18,320
Amortization of intangible assets and other	54,049	19,603	11,187	11,052	12,208
Total adjustments	144,854	63,337	26,681	24,309	30,528
Adjusted operating income	972,527	243,814	230,393	274,596	223,725

GAAP other (expense) income, net	$(19,043)	$(3,080)	$(8,945)	$(5,524)	$(1,493)
Venezuela foreign currency loss	3,737	3,737	-	-	-
Adjusted other (expense) income, net	$(15,306)	$657	$(8,945)	$(5,524)	$(1,493)

Total adjustments to income before income taxes	$148,591	$67,074	$26,681	$24,309	$30,528

GAAP net income	$571,913	$158,733	$121,529	$163,706	$127,946
Restructuring, integration and other expenses (net of tax)	65,897	30,514	12,035	10,188	13,160
Amortization of intangible assets and other (net of tax)	36,643	12,287	7,708	7,675	8,973
Venezuela foreign currency loss (net of tax)	3,737	3,737	-	-	-
Income tax adjustments	(55,101)	(45,770)	2,192	(5,597)	(5,926)
Total adjustments to net income (net of tax)	51,176	768	21,935	12,266	16,207
Adjusted net income	$623,089	$159,501	$143,464	$175,972	$144,153

GAAP diluted EPS	$4.12	$1.15	$0.88	$1.18	$0.91
Restructuring, integration and other expenses (net of tax)	0.47	0.22	0.09	0.07	0.09
Amortization of intangible assets and other (net of tax)	0.26	0.09	0.06	0.06	0.07
Venezuela foreign currency loss (net of tax)	0.03	0.03	-	-	-
Income tax adjustments	(0.39)	(0.33)	0.02	(0.04)	(0.04)
Total adjustments to diluted EPS (net of tax)	0.37	0.01	0.16	0.09	0.12
Adjusted EPS*	$4.49	$1.16	$1.04	$1.27	$1.02

* Does not foot due to rounding

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Additionally, fiscal 2016 sales are adjusted for the estimated impact of the extra week of sales in the first quarter of fiscal 2016 due to the 14-week fiscal first quarter and 53-week fiscal year. Organic sales in constant currency is defined as organic sales (as defined above) excluding the impact of changes in foreign currency exchange rates as discussed above.

The following table presents the reconciliation of reported sales to organic sales for the first quarter of fiscal 2016.

		Estimated
Q1 Fiscal 2016	As Reported	Extra Week in Fiscal 2016 (1)	Organic Sales
	(in thousands)
Avnet, Inc.	$6,969,694	$(525,000)	$6,444,694
EM	4,471,402	(300,000)	4,171,402
TS	2,498,292	(225,000)	2,273,292
EM
Americas	1,265,208	(82,000)	1,183,208
EMEA	1,326,436	(92,000)	1,234,436
Asia	1,879,758	(126,000)	1,753,758
TS
Americas	1,508,735	(137,000)	1,371,735
EMEA	688,783	(65,000)	623,783
Asia	300,774	(23,000)	277,774

(1)	The impact of the additional week of sales in the first quarter of fiscal 2016 is estimated.

			Sales			Organic
			As Reported			Sales
	Sales	Sales	Year-Year %	Organic	Organic	Year-Year %
	As Reported	As Reported	Change in	Sales	Sales	Change in
	Q1-Fiscal	Year-Year	Constant	Q1-Fiscal	Year-Year	Constant
	2016	% Change	Currency	2016	% Change	Currency
	(Dollars in thousands)
Avnet, Inc.	$6,969,694	1.9%	8.4%	$6,444,694	(5.8)%	0.7%
EM	4,471,402	2.2	8.7	4,171,402	(4.6)	1.8
TS	2,498,292	1.3	7.8	2,273,292	(7.8)	(1.4)
EM
Americas	$1,265,208	4.2%	—	$1,183,208	(2.5)%	—
EMEA	1,326,436	1.8	20.8%	1,234,436	(5.2)	13.8%
Asia/Pacific	1,879,758	1.2	—	1,753,758	(5.6)	—
TS
Americas	$1,508,735	5.3%	—	$1,371,735	(4.3)%	—
EMEA	688,783	2.4	16.1%	623,783	(7.3)	6.4%
Asia/Pacific	300,774	(16.3)	—	277,774	(22.7)	—

ROWC, ROCE and WC Velocity

The following tables (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

		Q1 FY16
Sales		$6,969,694
Sales, annualized (1)	(a)	$26,385,270
Adjusted operating income (2)		$240,411
Adjusted annualized operating income (1)	(b)	$910,127
Adjusted effective tax rate (3)		27.5%
Adjusted annualized operating income, after tax	(c)	$659,842
Average monthly working capital
Accounts receivable		$4,787,201
Inventories		$2,745,479
Accounts payable		$(3,182,154)
Average working capital	(d)	$4,350,526
Average monthly capital employed	(e)	$5,909,334
ROWC = (b) / (d)		20.9%
WC Velocity = (a) / (d)		6.1
ROCE = (c) / (e)		11.2%

		FY15	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15
Sales		$27,924,657	$6,796,331	$6,736,860	$7,551,880	$6,839,587
Sales, annualized	(a)	$27,924,657	$27,185,324	$26,947,440	$30,207,520	$27,358,348
Adjusted operating income (2)		$972,527	$243,814	$230,393	$274,596	$223,725
Adjusted annualized operating income	(b)	$972,527	$975,256	$921,572	$1,098,384	$894,900
Adjusted effective tax rate (3)		27.7%	27.7%	27.7%	27.7%	27.7%
Adjusted annualized operating income, after tax	(c)	$703,332	$705,305	$666,481	$794,351	$647,192
Average monthly working capital
Accounts receivable		$5,109,326	$4,979,668	$5,251,882	$5,318,083	$4,993,653
Inventories		$2,667,351	$2,593,545	$2,564,071	$2,700,424	$2,729,194
Accounts payable		$(3,274,382)	$(3,234,283)	$(3,344,479)	$(3,437,897)	$(3,231,037)
Average working capital	(d)	$4,502,295	$4,338,930	$4,471,474	$4,580,610	$4,491,810
Average monthly capital employed	(e)	$6,077,926	$5,898,475	$6,028,015	$6,161,858	$6,101,274
ROWC = (b) / (d)		21.6%	22.5%	20.6%	24.0%	19.9%
WC Velocity = (a) / (d)		6.2	6.3	6.0	6.6	6.1
ROCE = (c) / (e)		11.6%	12.0%	11.1%	12.9%	10.6%

(1)	Annualized amounts are based on a 53-week fiscal year.
(2)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(3)

Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the income tax adjustments quantified above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference and Upcoming Events

Avnet will host a quarterly teleconference today at 2:00 p.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

From components to cloud and design to disposal, Avnet, Inc. (NYSE: AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $27.9 billion in fiscal year 2015. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	First Quarters Ended
	October 3,	September 27,
	2015	2014
	(Thousands, except per share data)
Sales	$6,969,694	$6,839,587
Cost of sales	6,178,218	6,044,124
Gross profit	791,476	795,463
Selling, general and administrative expenses	558,556	583,946
Restructuring, integration and other expenses	25,958	18,320
Operating income	206,962	193,197
Other expense, net	(5,854)	(1,493)
Interest expense	(23,602)	(23,400)
Income before income taxes	177,506	168,304
Income tax expense	47,252	40,358
Net income	$130,254	$127,946
Earnings per share:
Basic	$0.97	$0.93
Diluted	$0.96	$0.91
Shares used to compute earnings per share:
Basic	133,783	138,309
Diluted	136,326	140,850
Cash dividends paid per common share	$0.17	$0.16

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	October 3,	June 27,
	2015	2015
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$824,695	$932,553
Receivables, net	4,903,250	5,054,307
Inventories	2,805,012	2,482,183
Prepaid and other current assets	181,566	173,030
Total current assets	8,714,523	8,642,073
Property, plant and equipment, net	579,471	568,779
Goodwill	1,266,337	1,278,756
Intangible assets, net	90,906	99,731
Other assets	213,219	210,614
Total assets	$10,864,456	$10,799,953
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,036,413	$331,115
Accounts payable	3,339,844	3,338,052
Accrued expenses and other	583,998	603,129
Total current liabilities	4,960,255	4,272,296
Long-term debt	1,075,752	1,646,501
Other liabilities	197,178	196,135
Total liabilities	6,233,185	6,114,932
Shareholders’ equity	4,631,271	4,685,021
Total liabilities and shareholders’ equity	$10,864,456	$10,799,953

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	October 3,	September 27,
	2015	2014
	(Thousands)
Cash flows from operating activities:
Net income	$130,254	$127,946
Non-cash and other reconciling items:
Depreciation	23,683	23,134
Amortization	6,929	11,557
Deferred income taxes	3,381	10,290
Stock-based compensation	24,350	21,698
Other, net	16,492	17,715
Changes in (net of effects from businesses acquired):
Receivables	105,249	41,525
Inventories	(324,513)	(165,851)
Accounts payable	18,135	(28,836)
Accrued expenses and other, net	(37,701)	(99,833)
Net cash flows used for operating activities	(33,741)	(40,655)

Cash flows from financing activities:
Repayment of notes	(250,000)	—
(Repayments) borrowings under accounts receivable securitization program, net	(33,000)	60,000
Borrowings (repayments) of bank and revolving debt, net	418,551	(41,955)
Repurchases of common stock	(143,725)	(12,264)
Dividends paid on common stock	(22,612)	(22,116)
Other, net	(2,503)	(2,053)
Net cash flows used for financing activities	(33,289)	(18,388)

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,993)	(36,580)
Other, net	(39)	2,157
Net cash flows used for investing activities	(32,032)	(34,423)

Effect of exchange rate changes on cash and cash equivalents	(8,796)	(21,134)

Cash and cash equivalents:
— (decrease)	(107,858)	(114,600)
— at beginning of period	932,553	928,971
— at end of period	$824,695	$814,371

AVNET, INC.

SEGMENT INFORMATION

(UNAUDITED)

	First Quarters Ended*
	October 3,	September 27,
	2015	2014
	(Millions)
Sales:
Electronics Marketing	$4,471.4	$4,374.1
Technology Solutions	2,498.3	2,465.5
Avnet Sales	$6,969.7	$6,839.6
Operating Income (Expense):
Electronics Marketing	$213.0	$202.7
Technology Solutions	74.5	62.4
Corporate	(47.2)	(41.4)
	240.4	223.7
Restructuring, integration and other expenses	(26.0)	(18.3)
Amortization of intangible assets and other	(7.5)	(12.2)
Operating Income	$207.0	$193.2

*Sub-totals and totals may not foot due to rounding